CORPORATE PARTICIPANTS

 Lesley Snyder Rand Logistics Inc. - IR

 Laurence Levy Rand Logistics Inc. - Chairman, CEO

 Ed Levy Rand Logistics Inc. - President

 Scott Bravener Rand Logistics Inc. - President - Lower Lakes Towing

 Joe McHugh Rand Logistics - CFO

CONFERENCE CALL PARTICIPANTS

 Andrew Gadlin CJS Securities - Analyst

 William Horner BB&T Capital Markets - Analyst

 Matthew Dodson Edmunds White Capital - Analyst

 David Horn Kiron Advisors - Analyst

 Bob Sales LMK Capital Management - Analyst

 Richard D'Auteuil Columbia Management - Analyst

 Bobby Melnick Terrier Partners LP - Analyst

 Ross Haberman Haberman Management - Analyst

 David Pointer VI Capital Management - Analyst

 PRESENTATION

Operator

Good morning. My name is Christie, and I will be your conference operator today. At this time, I would like to welcome everyone to Rand Logistics Second Quarter Fiscal Year 2013 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session.

(Operator Instructions)

Thank you. I would now like to hand the program over to Ms. Lesley Snyder, Investor Relations.

 Lesley Snyder - Rand Logistics Inc. - IR

Thank you, Operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics' fiscal 2013 second quarter conference call. On the call today from the company are Laurence Levy, Chairman and Chief Executive Officer, Ed Levy, Rand's President, Scott Bravener, President of Lower Lakes, and Joe McHugh, Rand's Chief Financial Officer. A live audio webcast and accompanying slide presentation are available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward Looking Statements contained in the Private Securities Litigation Reform Act of 1995.Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results affecting our strategic plan, as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets, the weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's annual report on Form 10-K, as filed with the Securities and Exchange Commission on June 8, 2012. And with that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Thank you, Lesley, and good morning, everyone.

Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results, Joe McHugh, Rand's CFO, will review the financial results, and Ed Levy, Rand's President, will provide further insight into the quarter. We will then open the call up for questions.

We are satisfied with our second quarter fiscal year 2013 results, despite the previously disclosed impact of a mechanical issue associated with one of our vessels and the delay in introducing our new articulated tug/barge, or ATB, the Jones Act compliant tug Defiance, and the self-unloading barge Ashtabula, into service. We estimate that the vessel margin loss from these two events reduced our year-to-date profitability by approximately $3.9 million, of which $2.2 million was incurred in the second quarter. With the exception of these two events, our fleet on the whole has met our expectations thus far in the 2012 sailing season.

Marine freight revenue per sailing day increased by 11.5% on a quarter-over-quarter basis and 9.4% on a year-over-year basis. Our vessel margin per day for the six months ended September 30, 2012, is up 8.6% compared to the same time period last year and our absolute dollar vessel profit per day reached a historic high in the second quarter. Management believes that this metric is one of the most important in evaluating the business, as it reflects our success in both maximizing revenue and managing costs on a per-day basis.

We have good visibility for the remainder of the 2012 sailing season, and we'll be operating our entire fleet well into December. Additionally, we are likely to have several vessels operating into January 2013. We have recently secured several new pieces of business, which are not only strategically important, but continue to validate our customers' continued confidence in the services that we provide. Based on recent new business wins and existing contracts in hand, we are fully booked for next year's sailing season. At the present time, we do not anticipate having to add capacity to our existing fleet or modifying any of our existing vessels to accommodate our next year sailing season book of business.

We continue to be enthusiastic about the highly strategic nature of the five vessels that we acquired during 2011 and remain confident that our fleet and customer network cannot be duplicated. We expect that the Ashtabula, which went into service at the end of October, will both augment our River Class market position, and also allow us to increase our presence in the mid-class segment of the US market, which is an area that we have not participated in historically. Now I'd like to turn the call over to Scott. Scott?

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Thank you, Laurence.

Although demand throughout the second quarter was firm, it did not allow us to optimize either the operating efficiency of our delivery network or the commodity mix that we carry. Specifically, we encountered a number of customer and end-market challenges, including a work stoppage at one of our customers' locations and engineering issues that caused a customer's facility to be down for an entire month, our largest customer modifying their typically ratable delivery schedule, softness in a specific geographic end market, and a challenging overall grain crop. Even with these customer-related challenges, aside from the previously disclosed mechanical issue that occurred on one of our vessels, and the delayed entry into service of our latest self-unloading ATB, our fleet performed close to or surpassed expectations for the quarter.

As we have discussed on previous calls, vessel margin per day is a key performance metric that we monitor to evaluate fleet performance. For the second quarter of fiscal year 2013, vessel margin per day increased by 8.6%, or $1,196, to $15,098 per day, as compared to $13,902 per day for the same year-ago period. Our year-to-date vessel margin per day equaled $14,052 per day for the six months ended September 30, 2012, an increase of 8.6%, or $1,118 per day, as compared to $12,934 per day for the six-month period ended September 30, 2011.

We achieved these levels of margin per day in spite of the vessel margin loss from the mechanical issue that occurred on one of our vessels. We believe that the increase in vessel margin per day illustrates our ability to respond to challenges within our fleet and within the market and highlights the benefit of a larger fleet and the capital investments that we continue to make in our vessels.

Thus far, in the 2012 sailing season, our total tonnage carried is up 10.4%, despite sailing days increasing by only 4.6% compared with the comparable period last year.

Aggregate shipments increased 4.3% lake-wide year to date versus the same period one year ago. As I have mentioned previously, the majority of our aggregates are used in construction end markets. Our shipments were up 13.4% during the second quarter, as compared to the same year-ago period. This increase was primarily driven by market share gains from additional new business. Based on conversations with our customers, aggregate shipments for the construction industry were pulled forward in the first two quarters due to an earlier-than-normal start to the construction season as a result of an abnormally mild winter in the Great Lakes region. We are projecting our aggregates shipments to increase in the third quarter, given the introduction of our new vessel and the aforementioned market share gains.

Iron ore comprised approximately 11% of our total second quarter tonnage. Shipments increased 3.5% lakes-wide year-to-date versus the same period one year ago. Our shipments decreased by 7.3% during the second quarter, as compared to the same year-ago period. The decrease in our shipments was primarily related to shifts in the timing of shipments for our main steel customer.

Coal comprised approximately 16% of our total second quarter tonnage. Shipments decreased 8.1% lakes-wide year to date versus the same period one year ago. We increased coal shipments by 26.5% during the second quarter, as compared to the same quarter last year. Demand was strong across our entire coal customer base, including coal for export. Our coal tonnage for the 2012 season is projected to increase, but not at the rate we experienced in the second quarter.

Salt comprised approximately 7% of our total second quarter tonnage. Our salt tonnage decreased by 33.9% during the second quarter, as compared to the same quarter last year, due to abnormally mild weather patterns last winter in the Great Lakes region and production issues at a customer's facility. This tonnage decline had an impact on the operating efficiency of our fleet in the quarter.

Grain comprised 6% of our total second quarter tonnage. We faced a challenging overall grain crop, which resulted in 117 days that we did not sail in the quarter with our bulker fleet. As I have mentioned in the past, much of our bulker capacity is on long-term time charter. While we are paid for not operating the time-chartered vessels, our margins are lower as compared to when we are sailing.

Our total sailing days decreased by five days or 0.4% to 1,185 days during the second quarter of fiscal year 2013 from 1,190 sailing days during the same year-ago period. The Company's vessels sailed an average of approximately 79 sailing days during the three-month period ended September 30, 2012, compared to an average of 85 sailing days during the three-month period ended September 30, 2011. Management believes that each of our vessels should achieve approximately 92 sailing days in an average second fiscal quarter, assuming no major repairs, incidents, and vessel lay-ups.

We operated 15 vessels during the three-month period ended September 30, 2012, including the bulker vessel acquired in the third quarter of the fiscal year ended March 31, 2012, compared to 14 vessels during the three-month period ended September 30, 2011. Although we operated one more vessel this year, we experienced a 0.4% decrease in the number of sailing days during the second quarter of fiscal year 2013, compared to the same year-ago period. For the quarter ended September 30, 2012, we lost 36 sailing days versus the comparable quarter last year on our bulkers due to a host of crop-related issues in the grain markets and 47 days due to the mechanical issue previously mentioned.

During the three-month period ended September 30, 2012, the Company did not sail the ATB, which it acquired during the third quarter of the fiscal year ended March 31, 2012, as that vessel was undergoing conversion and modification to a standard Great Lakes-capable self-unloading vessel. We had expected to sail the vessel for 61 days in the quarter.

While not impacting our second quarter results, we experienced severe weather delays across our entire fleet at the end of October as a result of Tropical Storm Sandy. Given the loss of these operating days and the needs of our customers, we will be operating our entire fleet well into December and are likely to have several vessels operating into January 2013.

The acquisition of the five vessels that we acquired in 2011 has allowed us to secure several pieces of new business, which are not only strategically important, but continue to validate our customers' continued confidence in the services that we provide. These market share gains will allow us to maximize the efficiency of our existing vessels. We continue to target key pieces of business that are well-suited to our fleet, allow for future growth, and that will be accretive to our profitability.

With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh - Rand Logistics - CFO

Thanks, Scott. I would now like to give you a more detailed explanation of our financials.

Total revenue during the three-month period ended September 30, 2012, was $50.6 million, an increase of $2.2 million, or 4.5%, compared to $48.4 million during the same year-ago period. This increase was primarily attributable to higher freight revenue, partially offset by a weaker Canadian dollar and reduced fuel surcharges.

Marine freight and other related revenue generated from company-operated vessels increased $3.9 million, or 11.0%, to $39.0 million during the three-month period ended September 30, 2012, compared to $35.2 million during the same year-ago period. Excluding the impact of currency changes, freight revenue increased 12.1% during the three-month period ended September 30, 2012, compared to the three-month period ended September 30, 2011.

This increase in revenue was attributable to contractual price increases and a shift in customer and commodity mix. Freight revenue was also positively impacted by the additional sailing days arising from the vessel acquired in the third quarter of fiscal 2012. These gains, however, were partially offset by the loss of sailing days due to mechanical repairs required following an incident in the quarter ended June 30, 2012, and vessel lay-ups due to the reduced grain crop.

Freight and related revenue per sailing day increased $3,395, or 11.5%, to $32,945 per sailing day in the three-month period ended September 30, 2012, compared to $29,550 per sailing day during the same year-ago period. This increase was somewhat offset by slightly reduced backhauls due to reduced salt carriage and a weaker Canadian dollar.

Fuel and other surcharges decreased $1.7 million, or 13.5%, to $11.1 million during the three-month period ended September 30, 2012, compared to $12.8 million during the same year-ago period. The decrease was attributable to a net reduction in sailing days, a shift in commodities carried and the associated fuel surcharge levied, a lower fuel cost upon which the surcharge is based, and a weaker Canadian dollar.

Vessel operating expenses increased $700,000, or 2.3%, to $32.0 million during the three-month period ended September 30, 2012, compared to $31.3 million during the same year-ago period. This increase was primarily attributable to an additional vessel acquired in the fiscal year ended March 30, 2012, that we sailed during the three-month period ended September 30, 2012, and was partially offset by lower fuel prices and reduction in sailing days due to the vessel incident related repairs, bulker lay-ups due to the shortage in the grain market, and to a lesser extent, by the weaker Canadian dollar.

Vessel operating expenses per sailing day increased $727, or 2.8%, to $26,992 per sailing day during the three-month period ended September 30, 2012, from $26,265 per sailing day during the same year-ago period.

Our general and administrative expenses increased $700,000 to $3.2 million during the three-month period ended September 30, 2012, compared to $2.5 million for the same year-ago period. These costs increased due to $300,000 of legal costs, the write-off of $100,000 of financing costs incurred with the execution of a new credit agreement, and compensation costs primarily related to higher engineering and IT headcount.

Our general and administrative expenses represented 8.1% of freight revenues during the three-month period ended September 30, 2012, an increase from 7.0% of freight revenues during the same year-ago period. During the three-month period ended September 30, 2012, $1.0 million of our general and administrative expenses was attributable to our parent company, and $2.2 million was attributable to our operating companies.

Operating income, plus depreciation, amortization of drydock costs, and amortization of intangibles, increased 4.4%, or $600,000, to $14.7 million during the three-month period ended September 30, 2012, from $14.1 million during the same year ago period.

Additionally, as a result of the Third Amended and Restated Credit Agreement, we recognized a loss on extinguishment of debt of $3.3 million during the three-month period ended September 30, 2012, which comprised the write-off of the unamortized deferred financing costs in connection with previously existing financing arrangements.

Finally, I would ask you to turn to slide 18 of the aforementioned presentation. We believe that this chart, which illustrates the company's trailing four quarters of operating income plus depreciation and amortization, since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings, quality and growth in both good and difficult economic conditions.

With that, I'd like to turn the call over to Ed. Ed?

 Ed Levy - Rand Logistics Inc. - President

Thanks, Joe. Before I go into granular detail regarding the vessel that did not perform up to our expectation due to the mechanical issues, we thought it would be helpful to provide a sense of our historical experience, which puts in perspective what an outlier this particular incident has been.

The economic impact from an incident is both the direct income statement effect arising out of the repair cost, as well as the lost profits from the days that the vessel is out of service. In general, lost service days are far more impactful to our results than the repair cost.

On average in the past, our budgeted income statement expenses and projected lost time factors have been relatively consistent with our actual experience. As a percentage of the size of our fleet, the average number of incidents per year has remained fairly constant over the past five years. The average lost time per incident over the last five years has equaled approximately 15 days per incident. Our lost sailing days per year has averaged 2.7% of our total sailing days over the past several years.

On our first quarter conference call, we stated that we expected the vessel that did not perform up to our expectation due to a mechanical issue would return to service by mid-August. Instead, this vessel did not return to service until September 3rd. For the second quarter, and year to date ended September 30, 2012, this vessel sailed for 45 days and 98 days, respectively. Our expectation entering this sailing season was that this vessel, consistent with the 2011 sailing season, would operate for 92 and 183 days in the second quarter and for the year-to-date period, respectively. Accordingly, we had a shortfall in sailing days of 47 and 85 for the second quarter and for the year-to-date period, respectively. Additionally, of the days that the vessel did sail in the second quarter and year-to-date period, 18 days and 37 days respectively were on a single engine. In general, we generate significantly reduced vessel margin per day when we sail on a single engine due to the slower speed of the vessel. The 85 days that we lost due to this mechanical issue, which excludes days that we operated on a single engine, was the most days lost by any single vessel as a result of a mechanical or operational incurrence in the history of the company. Finally, this vessel is in the upper quartile of our fleet's profitability.

As discussed on our first quarter conference call, the loss of sailing days related to this particular vessel was related to a mechanical issue that was entirely avoidable. As we have discussed in the past, we have been in the process of upgrading our engineering team, including hiring a new vice president of engineering and technical services at the beginning of this calendar year. Since the beginning of this fiscal year, and in response to this mechanical issue, we have accelerated this process, realigning our engineering department, including terminating or demoting certain individuals and adding to our supervisory personnel. We have also revamped our protocol related to routine vessel audits to ensure that uniform maintenance practices are being followed and were being consistently applied across the entire fleet. To date, we are pleased with the realignment and protocol measures that have been instituted and are exceptionally focused on making sure that we are dedicating the necessary resources for implementing these procedures and protocols.

Last week, we were pleased to announce the introduction into service of the Jones Act compliant tug Defiance and the self-unloading barge Ashtabula. This unit was acquired on December 1, 2011. Modifications required for Great Lakes service began in May 2012. This vessel was originally scheduled for delivery in early August, but was delayed due to complexities in the conversion process. The total invested cost of the ATB is substantially less than the new build cost of a similarly sized Jones Act compliant vessel. The introduction of this vessel into service demonstrates our continuing commitment and confidence in the future of our industry and our customers' growth prospects.

Relative to our fiscal 2013 expectations, the Ashtabula did not operate for the number of sailing days that we had budgeted. Specifically, the year-to-date loss of profitability due to the vessel that underperformed because the mechanical incident and later than planned entry into service of the Ashtabula has been approximately $3.9 million, of which $2.2 million was incurred in the second quarter. As Scott mentioned, with the exception of these two events, our fleet on the whole has met our expectations thus far in the 2012 sailing season.

As Joe mentioned, we entered into a new credit agreement on August 30, 2012. The primary benefit of this new agreement is that it will meaningfully reduce our scheduled mandatory amortization over the next several years. We will begin to enjoy the benefit of additional discretionary free cash flow from this modification over the next several quarters.

As we have stated previously, one of our key capital structure objectives is repaying the accrued dividend on our convertible preferred stock either through a lower-cost refinancing or from excess free cash flow.

With that, I would like to open the lines up for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of Andrew Gadlin with CJS Securities.

Andrew Gadlin - CJS Securities - Analyst

Good morning. Thank you for taking my question.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Good morning, Andrew.

Andrew Gadlin - CJS Securities - Analyst

I'm trying to read into some of your commentary about fixing up or realigning the engineering department in the Company. Could you talk a little bit about what's pushing you to do that?

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Scott, could you go ahead, please?

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Good morning, Andrew. It was something that,  as Ed mentioned, we were already in the process of doing, with the recent growth in the Company and some of the integration issues that we're experiencing. It was one area of our business that we had identified that we did have some weakness in. We have completely revamped that department over the past several months, and we believe that we have a good team in place going forward and the right processes now. And as we implement them, we expect that we're going to see much better results on the mechanical side of our business going forward, particularly  on the US side of the fleet, which was where -- with the recent growth we did have some weakness. And with some of the people that we inherited with the growth of the company, we had to weed out several individuals, and we think we're at the point where we've largely addressed any of the issues related to the integration and also addressed where we thought we had weaknesses in the company. We think we've made some pretty good strides in improving our operations in that area.

Andrew Gadlin - CJS Securities - Analyst

Did you feel that in regards to the mechanical issue you had this year there was some inefficiency on your part in getting the vessel back into service?

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Not so much inefficiency in getting it back into service. A lot of the delay and getting that vessel back was due to the specialty nature of the equipment that was destroyed. Our weakness was more in the lack of oversight of one of the vessels that was newly acquired within the past year, and our weakness was in the lack of oversight in monitoring the personnel and the maintenance procedures that were ongoing on board that vessel. And we've since addressed that.

Andrew Gadlin - CJS Securities - Analyst

Got it. In your closing comment, Ed, you talked about having significant more cash flow and wanted to address the preferred shares. And you also in the beginning, I think, mentioned that you don't have any planned purchases or CapEx that you know of for your vessels of a major kind. So do you expect next year to be -- to have a significant amount of cash with which to start repaying the accrued preferred?

Ed Levy - Rand Logistics Inc. - President

Yes, I think, Andrew, as you're aware, in the past we've talked about the fact that we have a meaningful drop-off in the number of vessels that we are dry-docking next year. And so we expect a significant acceleration in excess free cash flow, and we think that we have created a capital structure, given the modification of our senior loan agreement, we think we've created a capital structure which gives us a lot of discretionary room to elect to do -- you know, to use our free cash flow as we -- as we think it's most accretive to our shareholders.

Andrew Gadlin - CJS Securities - Analyst

Are there any other competing purposes besides the accrued preferred?

 Ed Levy - Rand Logistics Inc. - President

At this point, you know, we're always obviously looking at a number of alternatives. But as we look at capital allocation, Andrew, we look at it against, what is the risk-adjusted return that we can get from that capital allocation? And we think that taking out the accrued preferred on a risk-adjusted basis is a fairly attractive investment opportunity for us. Obviously, facts and circumstances may change, but all capital allocation in terms of discretionary capital allocation is weighed against the risk-adjusted return that we can get from taking out that accrued preferred dividend.

Andrew Gadlin - CJS Securities - Analyst

Got it. Thank you very much.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Thanks, Andrew.

Operator

Your next question comes from the line of Kevin Sterling with BB&T Capital.

William Horner - BB&T Capital Markets - Analyst

Good morning, gentlemen. It's William Horner on for Kevin.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Hi, William.

William Horner - BB&T Capital Markets - Analyst

Scott, maybe you can touch on this. The new business wins you mentioned, is this incremental new business? Or is it tonnage replacing softness in coal, salt, and other markets? We're just trying to get a handle on your outlook for 2013 and whether you're materially benefiting from these new business wins.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Good morning, William. Yes, in a couple pieces of business that we've acquired, we’ve added additional tons to existing business that would further optimize our scheduling efficiencies of the vessels and the amount of time we spend in the loaded condition, i.e., backhauls. We've also added some future business that's going to allow for future growth of the Company, as we move forward. But the business that we have added further solidifies our book of business for 2013.

William Horner - BB&T Capital Markets - Analyst

Okay, great. Thanks, yeah, that's helpful. And maybe, touching on the Ashtabula sailing, I know this was going to increase your presence in the mid-class segment in the US market. Is there something you've been targeting? I know a lot of these vessels are few and far between, so I'm assuming it's more opportunistic because of your expanded asset base, but is this going to be a potential growth market going forward?

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

The answer to that is yes. The particular attractiveness of this vessel is that it can participate in most of our niche market – the River Class market, most of the ports that we service, and is also of sufficient carrying capacity that it can also penetrate into that mid-market class of vessel and some of the new business that we're actively pursuing and have acquired is in that segment of business. So we're looking forward to the opportunities that that this vessel presents.

 William Horner - BB&T Capital Markets - Analyst

 Okay, great, so just further helping in realign your fleet to meet those demand trends.

 Ed Levy - Rand Logistics Inc. - President

William, good morning, it’s Ed. I think in the case of the Ashtabula, it's really the best of both worlds. It's solidifying our River Class position, and it's also creating an avenue for incremental growth, because we can now go into the mid-class, given the cubic capacity of that piece of equipment, and so that's why we find that asset so particularly attractive to us, because it really is going to augment our growth opportunity outside of the River Class market, but solidify what we do so well today.

 William Horner - BB&T Capital Markets - Analyst

 Okay. Thanks. That's helpful. And, I guess, staying with that -- and your color earlier on your fleet and lost sailing days -- now with the Ashtabula in service, and it appears all of your mechanical repairs and vessel incidents are behind you, so is it safe to assume that all vessels are operable or sailing currently? I know with the exception of some laid-up tonnage due to the grain markets, but is your fleet, I guess, fully functional as we stand today?

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Scott, go ahead, please.

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 Yes, well, all of our grain vessels are sailing now. We are into what is the fall grain rush, so they're all actively employed, and will be for the balance of the third quarter. We have a full book of business for our self-unloaders for the end of the season. Demand is adequate for the balance of the season. And as we touched upon, we have had some customer issues in the second quarter, some of which are ongoing through the balance of this year, which has caused some disruption in our  trade patterns, but we have managed to work through them and around them. We do have one vessel that had an operational incident at the end of September that is scheduled to come back into service in the next three days. And other than that, we have a full fleet operating.

 William Horner - BB&T Capital Markets - Analyst

 Okay, great. Thanks, Scott. That's helpful. And just one last question. I know you've got good visibility from a demand perspective, and you mentioned a few days inoperable because of Sandy, but how are the rest of the conditions looking on the lakes for the remainder of this season? Are water levels normalizing a little bit? Or are they still decently low?

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

 Well, we have had some early adverse weather in the early part of October and with Sandy recently. Water levels are, as you read the press reports. nearing record lows on the Great Lakes. Water levels are seasonal in the Great Lakes, so they're declining right now. It is a seasonal decline. They will continue to decline until early spring, when they start their seasonal rise. Water levels for us right now, are at levels now where we'll start to actually, with clauses in our agreements, recoup some of the costs of decreasing water levels. So we don't expect water levels to affect us in a material way beyond what they have to date.

 William Horner - BB&T Capital Markets - Analyst

 Okay. Thanks, guys. Helpful. That's all I have for today.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 Thank you.

Operator

Your next question comes from the line of Matthew Dodson with Edmunds White Capital.

Matthew Dodson - Edmunds White Capital - Analyst

You’ve talked about the new things that you've put in place, but, you know, us being shareholders for a while, we're very frustrated, because you basically have an oligopoly here. You have pricing power. You have strong demand. But you can't execute.

So help us understand these new things that you've put in place. When should we hold you accountable that you're going to be able to start to execute on a go-forward basis, because I think everyone on this phone realizes how cheap this piece of paper is. But if you continue not to execute, we're never going to realize the value. So can you help us understand that?

 Ed Levy - Rand Logistics Inc. - President

Yes, good morning, John. It's Ed. You know, I think when you come to a conclusion that we can't execute, I would request that you take a look at what our vessel margin per day numbers are, and the kind of growth that we've seen, and the fact that we continue to increase our vessel margin per day in what is ostensibly a very challenging market, not by virtue of anything that we're doing, but by issues that our customers are facing, and yet notwithstanding that, we continue to expand that very critical metric of vessel margin per day. So, you know, I would just temper what you're saying, and I would just sort of think through and look at the trend line of how we've done in that particular metric. That being said, all the management team, as you're aware, are major shareholders here, and we share your frustration certainly in the value of the paper, as you call it. I guess you mean the stock price. We also share your disappointment in terms of these mechanical issues. That being said, we feel as though we have aggressively addressed the issues, and we're going to continue to monitor the situation so that we know we've got the resources in place to ensure that an issue like the mechanical one that occurred this year doesn't happen again. We've been very upfront to say that was a problem that should not have happened. We're not trying to hide from that. Now it's our responsibility to make sure that it does not happen again in the future. We think we put all of the proper protocols and procedures in place to avoid it from happening in the future. We know -- again, we're going to have to constantly address this and make sure we're very focused on this, because, you know, clearly it's an area that we've got to be very mindful of.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

You know, just as a follow-up to that, I would highlight that from our perspective we believe the fundamental earnings power of this Company remains very positive and very strong. As Ed highlighted, you know, the vessel margin per day is at an all-time record and up very substantially since we first invested in the company.

Back to the mechanical issue, which as we discussed during our prepared remarks, was the largest incident that's ever occurred in the Company's history, and the late delivery of the newer vessel, our underlying performance is strong and positive.

So we are, you know, confident that as we move into the next year, having addressed the engineering department, that we should be able to deliver the free cash flow that we believe these assets inherently should be able to deliver, and hopefully over time, as the market gains confident that will be reflected in the price of our stock, as well.

Matthew Dodson - Edmunds White Capital - Analyst

Okay. So --

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Just to add to that, Matthew, when we're talking execution, we will always be at risk of operational incidents due to the nature of our business, and the ports and the trade patterns that we service, which are very aggressive, smaller ports, restricted. We will have them from time to time. We build them into our business plan. As for our failure to execute, yes, in this case, we dropped the ball in this particular incident, but I think our record over the years and our ability to execute has been very good, and we're very confident in our ability to execute going forward, and we believe we have addressed some problems that we have identified within our organization due to the recent growth in the organization.

Matthew Dodson - Edmunds White Capital - Analyst

Okay. Ed, you kind of danced around this before relative to the preferreds, but, I mean, when or what are you waiting for to get current? Because you got this new financing. I mean, all of us can do the math. There's a significant pickup in tapping the line and paying back the preferreds, so what is the critical point that we should look for from either a time, a date, what you have to do from a cash flow to get the preferreds current?

Ed Levy - Rand Logistics Inc. - President

Right. And I think, John -- and my prepared remarks were intended to address this. The benefit of the modification to the mandatory amortization occurs prospectively over the next several quarters. In other words, we've got  a large reduction in mandatory amortization over the next several quarters, which results in a lot more discretionary free cash flow for us, and so hopefully that gives you a sense as to how we're thinking about cleaning up that accrued dividend, right? Because it doesn't raise additional capital to take out the accrued. We created the ability to use our excess free cash flow as it is generated to take out that accrued.

Matthew Dodson - Edmunds White Capital - Analyst

So does that mean you've got to get into the sailing season of next year to do it, from a cash standpoint? I mean, I guess I'm trying to understand the timing.

Ed Levy - Rand Logistics Inc. - President

I think it's prospectively -- it doesn't necessarily mean that, John, we've got to get into next year's sailing season. But as the next several quarters occur, that's where we've dropped the mandatory amortization amounts.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

I mean, practically, as you said, we are well aware of the very strong returns we achieve by paying off the accrued amount, and recognize that it's a no-risk proposition for the Company. So it's a very attractive investment, and we definitely want to achieve it. We balance that with the capital needs of growing the business, and certainly we don't want to pay it off and then discover we've got any liquidity challenges. So as we move forward and generate free cash flow, we will be carefully monitoring it. And certainly, as we sit here today, it's a very high priority for us to address this issue, just based on the risk-return, you know, inherent in the instrument. So I think, you know, we will be focused on it as soon as cash flow allows us.

Matthew Dodson - Edmunds White Capital - Analyst

Got it. The last question I have for you -- so if we go into the '13 sailing season, it sounds like you have strong demand, you should have less dry-docking, so you should have days up. When you think of what your customers potentially give you this coming sailing season, what do you think any -- what do you think tonnage will be up? Can you give us a range?

And then the last question is, what do you think pricing will be up next year?

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Scott, could you address that, please?

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Well, one of the biggest things that we see for next season, Matthew, and we  obviously cannot guarantee that at this point, but we expect a return to normal weather patterns in the Great Lakes, we see our salt tonnage rebounding significantly, which is down 30% on the lakes this year, and that plays an important role in our profitability and the efficiency of the scheduling and backhaul of our fleet, which whether we return to normalized or semi-normalized salt patterns, you know, we return to normal profitability patterns for this Company. So we're going into 2013 with a book of business we have, and the expectation from what we've seen to date, that we are returning to normal weather patterns. You know, we think that our tonnage, particularly in our salt markets, is going to increase. We're not seeing tremendous growth. You know, aggregates are relatively flat. The economy is flat, and is still challenging. But with the book of business and the market share gains that we've got, we've got a full book of business for our vessels, and we intend to operate a lot more sailing days than we have this year, because we're not going to have the mechanical issue that we have had here, and that's going to add up a lot to the bottom line with the additional sailing days.

Matthew Dodson - Edmunds White Capital - Analyst

But you didn't answer my question. I mean, do you think tonnage will be up 3%? Do you think it'll be up 5%? What do you think pricing will be up? And then what do you think days will be up? I mean, you've got to have some kind of estimate, don't you?

Ed Levy - Rand Logistics Inc. - President

John, we don't. We have not done our 2013 sailing season budgeting yet at this point. I think what I would encourage you to take a look at is take a look at our vessel margin per day and take a look at where it is right now. We were up 8% this quarter. I think if you increase our vessel margin per day by, you know, mid-single-digits, high-mid-single-digits kind of number, and multiply that by 4,400 sailing days, which is the available number we have based on 16 vessels, you're going to get pretty darn close to what we're going to do in -- in our fiscal 2014, which is the 2013 sailing season. Setting aside where we are with tonnage and pricing and the like, I would go back to that metric of vessel margin per day. That's really the best proxy for us, for  anybody to take a look at.

Matthew Dodson - Edmunds White Capital - Analyst

All right. Just the last question, then. Can you talk about pricing? Is pricing starting to tighten up just as, you know, you've -- the industry has consolidated more and more? Can you give us any insight to that?

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Well, as you know, Matthew, most of – or over 95% of the business that we do is contractual, long-term contractual in nature. We do very little on the spot market, so we're operating under long-term agreements with pricing increases billed into those agreements. And every year, we're continuing to see at or above the rate of inflation right now in most all of our agreements. We don't have a lot of business running off at the end of this year, so we're looking at what we've seen in the past couple of years is what we can expect going into next year.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

I mean, just if you look at the operating model that we have --

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

The pricing environment, you know, North American economy right now is not overly strong. We've got a relatively solid book of business, but there is some excess capacity in the market right now.

 Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 I was just going to highlight that if we do achieve the price adjustment that's Scott referred to, you know, in the mid-single-digits, considering the increases that we incur in our cost structure, that should result in an improvement in profitability in the double-digits and higher level, just on an organic basis, with no significant change in book of business or anything.

Obviously, to the extent we were to identify attractive investment opportunities beyond that, it would all be incremental. So we think fundamental business model has some very attractive growth characteristics on an ongoing basis.

Operator

Your next question comes from the line of David Horn with Kiron Advisers.

David Horn - Kiron Advisors - Analyst

Hey, good morning. Thanks for taking the question. So going back to something you said a little bit earlier, you talked about, you know, I guess, the capability here is for 4,400 sailing days, and you talked about vessel profitability per day up in -- let's just say -- high-single-digits, is that going from -- you know, last year we did 11,300 per day for the whole year.

And I don't want to sort of screw up my numbers, because Q4 is so different, you know, fiscal Q4, so sort of -- but the fleet's much larger than it was in 2012. So when you talk about high-single-digits, off of what sort of base?

Ed Levy - Rand Logistics Inc. - President

David, high-single-digits is a growth number that I was talking about. And so if you take that 11,500 number and begin to apply a range of growth numbers off of that, I think you're going to start to come to a vessel margin and then apply that to the 4,400 sailing days, and you can back into what our pre-SG&A profitability looks like.

David Horn - Kiron Advisors - Analyst

So basically -- so you're talking about, you know, about 11,900 or 12,000, to round it off? Is that a realistic profitability per day?

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

 I mean, that's certainly within the range of feasibility based on historic trends, David. You know, I'd also highlight, when you're looking at the 4,400 days, that's the theoretical maximum per, you know, taking the 16 vessels from 275. While we certainly strive for that in practice, it's unlikely that we're going to achieve that full theoretical amount, so you should build in some flex therefore, you know, for whatever:  weather. Incidents, et cetera.

David Horn - Kiron Advisors - Analyst

Right. So, I mean, if you do multiply that, you get about 52 million, and then we have about 11 SG&A, so you're looking at about 40 million. And I guess, you know, that's -- I guess it's a bit higher than sort of what we're doing now.

I was -- I guess what I'm a bit confused about is, if you add back in the 3.9 million, if you look at our -- in the slideshow, you talk about the last -- last 12 months, and we're looking at 35. And if you add back in the four from the mechanical issue and the new ship, we're pretty much there now. So I guess what -- what improves -- or maybe there's just -- it's the same fleet, so nothing materially improves in the next fiscal year outside of execution? There's no sort of latent earning power.

Ed Levy - Rand Logistics Inc. - President

And, David, we're not saying 12,000 is the right number. That was the number that you came up with, 12,000 per day. You may be light on your 12,000 per day.

David Horn - Kiron Advisors - Analyst

Okay.

Ed Levy - Rand Logistics Inc. - President

Okay? And then particularly when you overlay the incremental new business that we've already achieved, and the benefit from that incremental new business, and then the addition of salt back to normalized levels, which improves the operating efficiency of the entire fleet,  -- I think perhaps your 12,000 a day might be a little bit light relative to what the profit per day opportunity is.

David Horn - Kiron Advisors - Analyst

Okay. All right. So that's the metric to play with. All right.

Ed Levy - Rand Logistics Inc. - President

It's all right there. That's the number.

David Horn - Kiron Advisors - Analyst

Okay. And sort of a maintenance question. How do you think of the useful life of the entire fleet? I mean, I know we have obviously, a wide range of boats. How do I think about that?

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Scott, go ahead, please.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Our most recent valuation and survey of the vessels, David, I don't think we have any vessels with less than 15 years' life expectancy. They range from 15 to 30 years right now. So I think we're not contemplating any further vessel retirements in our existing fleet for at least 15 years.

David Horn - Kiron Advisors - Analyst

And then outside of mechanical issues, what  would be maintenance CapEx for those -- you know, again, if we just sort of ran them normally and did whatever it takes to keep them up, what would be that cost for those ships?

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Scott, go ahead.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Our routine CapEx for those vessels, for the fleet of vessels we now have,  would be in the neighborhood of $10 million to $12 million on an annualized basis. Some years the cost is higher due to the number of dry-dockings and we have some years that it’s lower, but with the steel renewal programs  that we have going forward on our existing vessels, we're in that $10 million to $12 million annualized CapEx and drydock.

David Horn - Kiron Advisors - Analyst

Okay.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

David, I'd also highlight that that number can move around. You're dependent on the number of dry-dockings we've got in that particular season.

David Horn - Kiron Advisors - Analyst

Sure.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

And I'd also just mention that the age that Scott mentioned on the vessel is based on the vessels as they currently exist. To the extent we were to approach the end of any of those life spans, we have the election at that point to invest additional capital and, in essence, extend the life significantly. These are somewhat like aircraft frames, in that as long as you keep repairing and replacing the moving parts, they're irreplaceable hulls and, you know, very valuable assets. So we are in a very good position right now, considering the life spans we have on the assets, but certainly as and when we approach the end of any of those life spans, we have the flexibility of addressing it with additional capital, if it makes sense at that point.

David Horn - Kiron Advisors - Analyst

Okay.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

David, the vast majority of our fleet, the US-built vessels that have operated on the Great Lakes and freshwater their entire life, haven't been exposed to saltwater in the Gulf of St. Lawrence like a lot of our competitors' vessels. They haven't seen the wear and tear of the St. Lawrence Seaway, the lock systems. So structurally, those vessels, as Laurence indicated, you continue to upgrade the propulsion systems, which we've been at the forefront of. We've repowered four of our nine Canadian vessels since the year 2000, so we do operate pretty modern for the most part propulsion systems in comparison to some of our competitors on the Great Lakes. So as long as you continue to modernize your propulsion components, and there's an economic use for those vessels, you could keep them around for a very long time.

David Horn - Kiron Advisors - Analyst

Okay. I guess the reason I asked the question is just sort of normalizing the business, which I realize is a challenging thing to do. You know, we talked about the inputs. We talked about vessel profitability per day and how many days this fleet could or should achieve, and so if sort of nothing changed next year, and the year after, and the year after, and we just did maintenance, I mean, it sounds like  earlier, Laurence used the term fundamental earnings power.

And whatever number sort of come up with that -- the math comes up with sort of an EBITDA before SG&A, we subtract out the SG&A of 11, say 10 to 12 maintenance CapEx. That's what  I was just trying to get to - a free cash flow number. Does that -- that sort of make sense?

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Yes, but, I mean, those are the kinds of models we clearly look at, and many of our shareholders do, as well. You know, clearly, as we're moving to next year's sailing season, we'll have better clarity on what our vessel margin per day will be. And as Ed highlighted, you know, that's the critical number, in addition to the number of sailing days that we actually do achieve next year.

David Horn - Kiron Advisors - Analyst

Right. And when you talk about -- we're fully booked for the 2013 sailing season, what is -- clearly, there's -- however, some variances to what we earn. So outside of mechanical issues, or execution on our side, like from the people that pay us perspective, what moves around? What exactly have they committed to by being -- by fully booking our fleet?

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Scott, go ahead.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Generally we operate on minimum percentages of the customer's cargo or minimum volumes, maximum volumes. They're nominated at different periods throughout the year or going into the year. Based on historical volumes right now, I think that's what we're basing our booking on, on historical volumes and patterns of our customers. In this environment the past couple of years, that is what we're  basing our 2013 projections on, the current environment and the current tonnages that our customers are moving under our contracts.

David Horn - Kiron Advisors - Analyst

Okay. All right. That -- I guess that's all I have for today. Thanks, guys.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Well, I guess, further to that, what moves around and what can cause issues, as we talked a little bit in the second quarter here, we've had customers that have had their own mechanical issues, shutting down facilities. We've had customers that their ratability patterns have been affected in this quarter. And those types of things can affect efficiency of the scheduling and profitability of your fleet, and we saw a number of them in this past quarter. But in a typical year, those are the type of things that can affect, even though you have a full book of business, your ability to optimize your profitability and your scheduling. Typically, we don't see the number of challenges that we've seen in this past quarter, but those are the type of things that can move around on you.

Operator

Your next question comes from the line of Bob Sales with LMK Capital Management.

 Bob Sales - LMK Capital Management - Analyst

Hi.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Hi, Bob.

Bob Sales - LMK Capital Management - Analyst

Hi, just a couple  -- most of my questions have been answered. I had two of them. I know you probably don't want to convey the specifics of new customer wins, but can you describe amongst the different types of cargo you carry or the industries that you serve where the new business is broadly coming from?

Ed Levy - Rand Logistics Inc. - President

Bob, I think, broadly speaking, as we talked about it in the presentation, the new business is going to enhance our operating efficiencies and that in our parlance, means that it's going to be backhauls. And so there are several of our commodities that we move that are particularly backhaul-centric, maybe, for example, coal, salt, mill byproducts. So amongst that group of that commodity set, that's where we're collecting some pretty nice wins. And that's what's driving the operating efficiency of the fleet in 2013.

Bob Sales - LMK Capital Management - Analyst

Okay. And then, Ed, on that note, if there is a little bit of slack in terms of the overall capacity of the industry, help us understand how you are able to grab that new business from the competition.

Ed Levy - Rand Logistics Inc. - President

I think, Bob, it's a function of the size of our fleet today and the fact that we are able to generate meaningful efficiencies as we're adding incremental tonnage. And in part, we're able to share the efficiency gains that we're creating with the customer, and so that incremental business is profitable for us, and yet we're also able to create value for the customer in the context of the value proposition that we're proposing.

Bob Sales - LMK Capital Management - Analyst

Understood, so it's the cost structure.

Ed Levy - Rand Logistics Inc. - President

It's the cost structure, and it's also the size of our fleet, right? It's both pieces of it.

Bob Sales - LMK Capital Management - Analyst

Okay. And then I know this has been asked a couple times on the call, but I just wanted to try and understand the dry-docking at a little more granular level. If you look at the last two seasons of dry-docking, I think dry-docking costs spill across both the expense side and the CapEx side.

Can you help us understand what that aggregate bucket has been for the last two years and what you think that bucket of, you know, cash out, if you will, will look like for the dry-docks in F.Y. '13 sailing and F.Y. '14, calendar '13.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Scott, go ahead.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Yes, Bob, as we talked about, last year, we had five dry-dockings. This year we have three, dropping to one next winter, and I believe none the year after. So the next couple of years after this year, we drop off. The past three years have been a heavy cycle, because our vessels have been grouped together with their five-year cycles.

And last year, our capital spend, Joe, on the dry-dockings was what?

Joe McHugh - Rand Logistics - CFO

Last year, we spent $6.5 million of capitalized dry-dock expenses on our dry docks for fiscal year 2012, last winter. Some of that spilled over into April of this year.

Bob Sales - LMK Capital Management - Analyst

And that was when you had three vessels dry-docked or five?

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Five.

Bob Sales - LMK Capital Management - Analyst

 Five?

Joe McHugh - Rand Logistics - CFO

If you include what we did in Q1 with the steel, it was  $8 million.

Bob Sales - LMK Capital Management - Analyst

And all of that is  capitalized?

Joe McHugh - Rand Logistics - CFO

Yes, it is. The dry dock is capitalized and amortized over the five-year survey period, and the capital expenditures depends on the life of the incremental improvement.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Of the three dry-dockings that we have this winter, Bob, two are routine, and the third will involve life extension work.

Bob Sales - LMK Capital Management - Analyst

Okay. And so the estimated total cash expenditure for this winter would be roughly what? What's the budgeted range?

Joe McHugh - Rand Logistics - CFO

This year, with the three dry-dockings  including the steel, major steel renewal dry-docking and our regular plan, it'll be around $15 million. So this is the last big year before we have the big drop-off over the next two years in dry-docking and the related steel work and capital expenditures.

Ed Levy - Rand Logistics Inc. - President

Bob, that's total capital expenditures.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Including the dry-docking.

Bob Sales - LMK Capital Management - Analyst

Okay. And so what was the comparative number, though, last year, then, just to get apples to apples?

Joe McHugh - Rand Logistics - CFO

Yes, last year, the apples-to-apples number was about $25 million-plus, about $12 million that came in the fourth quarter, but that included substantial new work on the vessels that we acquired last year, the Manitoba bulker and the Tecumseh bulker, as well.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

I mean, in general the way we think about it is in average winter season, we should be spending approximately $12 million, assuming that the dry-dockings are done on a ratable basis. So on average, since we've now got 16 vessels and it's every five years, assuming we're doing an average of three per year.

Now that assumes nothing extraordinary comes up in the form of steel work or anything like that, and clearly you do have a variability in the number of vessels per winter season, and that can reduce that number or increase that number somewhat.

Bob Sales - LMK Capital Management - Analyst

Understood. And then --

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

And that number, Bob, includes engine overhauls, et cetera, within the fleet.

Bob Sales - LMK Capital Management - Analyst

Okay. And then if I’m hearing you guys correctly, I don't -- I don't hear any aspirations to size up the fleet for the -- for the 2013 sailing season. Is it -- is that the right read?

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

I certainly would say we have aspirations to continue to grow, most definitely. That has been, you know, the basis on which we built this company, and we will continue to grow the company. Having said that, as we indicated in our prepared remarks, with our existing book of business, we do not see a necessity or requirement to go and increase the fleet in order to address that business. So, you know, we continue to keep our eyes and ears open for opportunities on the lakes and other growth opportunities. And if and when they came up, we certainly would look at them very, very carefully. But, you know, our comments regarding not making any investments in the upcoming year related to the existing book of business, specifically.

Bob Sales - LMK Capital Management - Analyst

Yes, understood. Okay, thank you very much.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Thank you.

Operator

Your next question comes from the line of Rick D'Auteuil with Columbia Management.

Richard D'Auteuil - Columbia Management - Analyst

I'll make mine quick. I think a lot of things have been answered. The competitive environment, you talked about the challenges with the customer environment. Has anything changed on the competitive front? I'd just start with that.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Scott, go ahead.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

On the competitive front, we talked about there  is some excess capacity, but  the only vessels that did not operate in the lakes fleet this year is that our one main US competitor had one vessel that didn't operate for the full season. And our main Canadian competitor had one of their smaller vessels that probably will not operate again within that market that did not operate. So we haven't seen a lot of competitive pressure in the market. And as we've touched upon earlier, I think we're pretty well insulated because of the flexibility and service levels that we can provide with our operating cost structure to our customers and the fact that well over 95% of our business is presently under long-term contract, and we've continued to gain market share in this environment. So we're not overly concerned about competitive pressures, and we're not seeing a lot of pressure in our business from our competition at this point.

Richard D'Auteuil - Columbia Management - Analyst

I guess I was coming at it more from the angle of, is some of the competition -- I think a year ago, one of the -- I believe it was a River Class vessel -- was scrapped. Has anything changed in that -- with the two or three competitors that are left as it relates to taking their vessels out of -- out of the lakes?

Ed Levy - Rand Logistics Inc. - President

To date, Rick, nobody has made any public announcement in terms of reducing capacity. But, again, that may change. That's relatively fluid. And we're at the point of our season where new business is being awarded or has been awarded, and so  people will look at what their demand requirements are in 2013 and they'll make determinations as to whether they want to continue to participate in the market or not.

Richard D'Auteuil - Columbia Management - Analyst

So you talked about some new business and helping efficiency and backhaul opportunities. What's the timing? Will some of that new business affect fiscal '14? Or is it likely to be more a fiscal '15 business?

Ed Levy - Rand Logistics Inc. - President

It'll kick in April 1st of 2013.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

And we have a fairly large chunk of business that comes on for fiscal 2015, which at that point gives us an opportunity to consider growing the fleet again, so --

Richard D'Auteuil - Columbia Management - Analyst

Okay.

Ed Levy - Rand Logistics Inc. - President

So I think to Scott's point though, as we look forward the next couple of years, we've got a nice runway in terms of growing efficiency in the existing fleet and then figuring out what we want to do with incremental demand that we've already captured and how we want to manage the fleet on a go-forward basis. So we're pretty pleased about that.

Richard D'Auteuil - Columbia Management - Analyst

Again, to answer my question, some of it's fiscal '14, some of it's fiscal '15 on the new business?

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

That's correct. And then, of course, on top of that, we have the inherent organic growth within our existing book of business, which is driven by further efficiencies and, you know, opportunities for pricing and whatever else we're able to realize.

Richard D'Auteuil - Columbia Management - Analyst

All right. And then it seems to me -- and I don't know what you could do about this -- but one of the big shortfalls is what's going on with the shipyards and the maintenance side of your business. Is there any way to contractually obligate them to make you whole or give you some compensation for missing deadlines on returning ships to you for sailing? It seems to me like that's a big hole in what you're doing.

Ed Levy - Rand Logistics Inc. - President

And, Rick, you raise an excellent point. And the way we've addressed that. In fact, we've already gone down that road. The way we've addressed that is that we have brought in-house capability which will allow us to provide repair and maintenance services that we were previously outsourcing that we can now do ourselves, and we haven't necessarily changed our cost structure because we're going to do it on a flex basis. In other words, when we lay up our ships in the winter season, we're going to bring on a crew of men to do things like welding and steelwork for us, where we're going to control that, which will allow us to better meet our scheduled needs versus relying on the shipyards who are all very busy in that January through March period, because everybody is trying to get their work done. And so we've gotten the fleet now to a size where we can bring that service in-house, and it'll make us much more timely and efficient and also reduce the cost meaningfully of that service provided. So, you know, your point is an excellent one, and we've already gone down that road, and we're going to implement that in this coming winter season.

Richard D'Auteuil - Columbia Management - Analyst
 Okay.

 Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Rick, I don't know if your question is more related to the Ashtabula and the delays in bringing that into operation, too. And we did have penalty provisions within our shipyard contract with that vessel. Unfortunately, the delays were mainly attributable to the delivery of some long lead time items that were incorporated in that contract and beyond the control of the shipyard: generators and electrical components that could not be delivered on time, and that's what led to the delays in the delivery of the Ashtabula.

 Richard D'Auteuil - Columbia Management - Analyst

Okay. So the incident that, Scott, you brought up in late September, what's the nature of that? And, again, was it negligence or was it just an operational kind of event that happened in your business?

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

We caught the rudder on one of our ships backing into the slip of one of our customers, a slip with some shoaling, due to partially low water and shoaling, and silting. And in the process, when the rudder caught on, it  destroyed the steering gear, which we had to replace on the vessel. It is the type of incident, as I talked about earlier, that we can be subject to from time to time in the trade patterns and the ports that we service, that we service a lot of the smaller ports, the shallower ports, quite aggressive trade patterns, and we do build the cost of that into our business model. What we don't build into our business model is the type of incident that we had with the James L. Kuber and a complete mechanical failure caused by negligence of our employees.

Richard D'Auteuil - Columbia Management - Analyst

Yes. Okay, and then the fact that it was out of service for 40 days or something, was that in line with your expectations? For the late September?

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

For the late September vessel? Yes, it was a fairly extensive repair to have to replace the steering gear in mid-season.

Richard D'Auteuil - Columbia Management - Analyst

Okay. That's all I have. Thanks, guys.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Thank you.

Operator

Your next question comes from the line of Bobby Melnick with Terrier Partners LP.

Bobby Melnick - Terrier Partners LP - Analyst

It was briefly touched on by literally the last question. I wondered, Scott, if you could help elaborate a little bit on the Saginaw, which was the rudder incident. If you're out 40 to 45 days on that vessel, you talked about that some of the grain vessels were tied up, which would suggest -- I'm not sure if the capacity is interchangeable -- but will we recapture the lost business that the Saginaw was to have delivered in the last 40 to 45 days? And is that one of the reasons we'll be continuing to sailing into January?

And also, as we're about halfway through the third quarter, have there been any other incidents -- noteworthy incidents -- something I think I recall the Ojibway may have been tied up. Are there any other vessels -- just only because you talked about how utilization this year has been 86% so far. I'm just trying to get a general sense of where we are in the third quarter. Thanks.

Scott Bravener - Rand Logistics Inc. - President - Lower Lakes Towing

Yes, morning, Bob. We haven't had any vessels tied up for lack of business during the third quarter. The bulker fleet has sailed the entire third quarter, so, no, we did not have the ability to interchange, and yet that is driving  cargo later into the season for delivery that the Saginaw was scheduled to pick up. We have had to use the Ashtabula to pick up some of the Saginaw's cargo, which now gives us some degree of interchangeability in our grain, some of our grain -- self-unloading grain patterns that we service with the Saginaw, we did not have a lot of options for that vessel previously. Now we do have some interchangeability with the  Ashtabula. And, no, we haven't had any other incidents of significance during this quarter, other than -- you know, we touched upon we have in early October, and late October with Tropical Storm Sandy, we have seen some fairly severe weather conditions on the Great Lakes. You know, recently, we've experienced some fairly good weather conditions, so hopefully we can maintain that for the balance of the year.

Operator

Your next question comes from the line of Ross Haberman with Haberman Management.

Ross Haberman - Haberman Management - Analyst

Good Morning, gentlemen. I just had a quick question for Ed. You had talked about those  incidents where, as if you had the two ships running.  what, $2.2 million this quarter, 3.9 for the half. Was that a cash flow number? Was that an operating income number? What were those numbers?

Ed Levy - Rand Logistics Inc. - President

They're EBITDA numbers, Ross. And it's  85 days in the case of the vessel that went down and 60 in the case of the Ashtabula. And so you can do the math and figure out the impact.

Ross Haberman - Haberman Management - Analyst

And just one other question. The big pickup in the long-term debt quarter to quarter, what did that arise from? And is the $12 million; is that a seasonal number in the bank indebtedness from your balance sheet?

Ed Levy - Rand Logistics Inc. - President

Yes, primarily seasonal. That's right. And also cleaning up the revolver a bit to create more liquidity, as we think about addressing capital structure opportunities in the future, i.e., the preferred.

Ross Haberman - Haberman Management - Analyst

Got it. Okay. All right. Thanks, guys.

Ed Levy - Rand Logistics Inc. - President

Thank you.

Operator

Your final question comes from the line of David Pointer with VI Capital Management.

David Pointer - VI Capital Management - Analyst

Good morning, guys. Thanks for staying long on the call and taking some extra questions.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Sure, David.

David Pointer - VI Capital Management - Analyst

So you had a line that I don't have in front of me right now, but you had a line in the presentation that said that you didn't anticipate needing to, you know, extend the fleet or any vessel enhancements for the next season. And I know in the spring you were talking about -- I think it was the Ojibway, putting a self-unloader on it, if that's the right vessel, this off-season, for $18 million or $20 million of spend. –So,  you're not doing that? Is that what that means?

And also any comment on kind of the disposition of shares by David Knott and where that's at and what does it communicate to you?

Ed Levy - Rand Logistics Inc. - President

Yes, I think, David, I think that, as we hopefully articulated clearly in our presentation, we're not going to modify any of the existing fleet to reflect the new business wins that we've achieved. We feel as though we can enhance our percentage of time in revenue-loaded condition of the existing fleet versus adding to our capacity. And we feel as though that'll drive incremental profitability as a result of improving that efficiency. And as it relates to one of our major shareholders, that's not something that I think the Company can answer. You know, you'd have to discuss it with them directly. We don't know what they're thinking.

David Pointer - VI Capital Management - Analyst

Okay. And just to clarify, that was a little bit of a change from, say, six months ago, in terms of the off-season spend on  doing the self-unloader? And so is that kind of part of your confidence and kind of your free cash flow and addressing the preferred issue, you know, into the early part of next year? Is that kind of what's been a little bit of a change in the last six months, maybe?

 Ed Levy - Rand Logistics Inc. - President

I don't know if it's been a change as much as we've really looked at the fleet and we've challenged ourselves to determine whether we're maximizing the percent of time in revenue loaded condition.  And we've said, given the size of the fleet and the flexibility that we've got with the fleet, do we really need to be adding capacity right now? And I think the conclusion was we don't need to add capacity, yet we can go and capture strategically very important new business and overlay that new business onto the existing fleet to really enhance the profitability, the return on invested capital that we've got in the business today.

David Pointer - VI Capital Management - Analyst

Okay, thanks, guys.

Ed Levy - Rand Logistics Inc. - President

Thank you, David.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Thank you.

Operator

At this time, there are no further questions. I would now like to turn the call back over to Management for any closing remarks.

Laurence Levy - Rand Logistics Inc. - Chairman, CEO

Thank you, Operator. We'd like to thank all of you for participating on this call today. And certainly, if you have further questions, please reach out to our management team. This has been a challenging quarter for us, considering the incident that has occurred and the late delivery of the Ashtabula, but having said that, our base business continues to thrive and do well, and we are confident about the long-term future for Rand. So thank you all again.

Operator

 Thank you for participating in today's conference call. You may now disconnect.